Pericom Semiconductor Reports Q3 2007 Financial Results

    SAN JOSE, Calif., April 26 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM), a worldwide preferred supplier of PCI Express technology used for switching, timing, connecting and signal integrity, today announced results for its third quarter of fiscal 2007, ended March 31, 2007.

    Net revenues for the third quarter were $30.2 million, down $600,000 from the $30.8 million reported in the second quarter and up 8.4 percent from the $27.8 million reported in the comparable period last year. Gross margin was 33.9 percent, down from 34.6 percent last quarter, and 34.8 percent in the comparable period last year. Net revenues and gross margin in the third quarter were negatively affected by an inventory return reserve relating to a distributor that terminated during the quarter. The reserve reduced net revenues by $719,000 and gross margin by 1.2 percent.

    Net income in the quarter was a strong $2.6 million, or $0.10 per diluted share, compared with net income of $2.3 million, or $0.08 per diluted share in the second quarter and net income of $1.8 million, or $0.07 per diluted share, in the same period a year ago. Net income for the third quarter grew despite FAS 123(R) expenses of $443,000. Net income for the third quarter benefited by $1.0 million due to the sale of 50 percent of one of the company's investments in a privately-held semiconductor company.

    Net revenues for the nine-month period ending March 31, 2007 were $91.8 million, up 19.9 percent from the $76.6 million reported in the prior year comparable period. Net income for the nine-month period ending March 31, 2007 was $6.5 million, or $0.24 per diluted share, compared with net income of $3.9 million, or $0.14 per diluted share, in the same period a year ago.

    "We are very pleased to have reported another sequential increase in net profit this quarter," said Alex Hui, president and chief executive officer. "This is the highest net income we have seen in almost six years."

    "At the recent Intel Developer Forum, we introduced our GreenPacket(TM) family of PCI Express packet switches, which are designed for power, size and value-sensitive applications. We are already engaged with several high volume customers and expect to see adoption of this new family in the quarters to come," he said.


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    Q3 NEW PRODUCTS

    With the release of three new Generation 2 phase jitter compliant HCSL differential clock buffers and a new clock synthesizer, Pericom further expanded its PCI-Express offerings in addressing the critical clock distribution needs of servers, high-end desktops and mobile platforms.

    The company began sampling new, low-power small PCI-Express packet switch family to top tier OEM customers. The GreenPacket(TM) switch product family is designed for power, size and value sensitive applications, such as volume motherboard/workstation, docking stations, networking control planes, video, graphics, embedded applications and mobile applications.

    Pericom also sampled two newly developed small form factor analog switch products. Target applications include cell phones, MP3/MP4 players and PDAs.

    Fiscal Q4 2007 OUTLOOK

    The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

    * The company continues to be in a high turns environment and therefore revenue visibility remains limited. Depending upon the strength of turns orders, revenues in the fourth fiscal quarter are expected to be in the range of $31.0 million to $32.0 million.

    * Gross margins are expected to be in the 35 to 36 percent range. Margins are influenced by the product mix of turns business and sales, if any, of previously reserved inventory.

    * Operating expenses are expected to be in the range of $9.7 to $9.9 million.

    * Other income is expected to be approximately $1.2 million, consisting primarily of interest income.


    CONFERENCE CALL

    The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (210) 234-0007. The passcode is Pericom.

    A taped replay of the conference call will be made available for one week. To listen to the replay, dial (210) 369-1863. The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com/investor. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for 12 months.

    About Pericom

    Pericom Semiconductor Corporation (NASDAQ: PSEM) offers customers worldwide the industry's most complete silicon and quartz-based solutions for the Computing, Communications and Consumer market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, Calif., with design centers and sales offices located globally. http://www.pericom.com

    This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions 'Fiscal Q4 2007 Outlook' and statements regarding the future adoption of our GreenPacket(TM) family of PCI Express packet switches. The Company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended July 1, 2006, our quarterly reports on Form 10-Q for the quarters ended September 30, 2006 and December 30, 2006 and, in particular, the risk factors sections of those filings.

                        Pericom Semiconductor Corporation
                  Consolidated  Statements of Operations - GAAP
                      (In thousands, except per share data)
                                   (unaudited)

                                     Three Months Ended     Nine Months Ended
                                  Mar 31   Dec 30,   Apr 1   Mar 31    Apr 1
                                   2007     2006     2006     2007     2006

    Net revenues                  $30,182  $30,842  $27,847  $91,850  $76,590

    Cost of revenues               19,960   20,176   18,157   60,530   49,605

      Gross profit                 10,222   10,666    9,690   31,320   26,985

    Operating expenses:

      Research and development      4,048    4,040    4,170   12,030   12,040

      Selling, general and
       administrative               5,342    4,919    4,394   16,056   13,569

      Restructuring charge              0        0        0        0       55

           Total                    9,390    8,959    8,564   28,086   25,664

    Income from operations            832    1,707    1,126    3,234    1,321

    Interest and other income       2,496    1,151      888    4,927    2,698

    Other than temporary decline
     in value of investment            (5)       0      (31)      (6)     (64)

    Income before income taxes      3,323    2,858    1,983    8,155    3,955

    Income tax expense                788      691      641    2,099    1,245

    Minority interest in income
     (loss) in consolidated
     subsidiary                        (7)     (21)      32      (37)      93

    Equity in income (loss) of
     investees                         86      110      464      476    1,072

    Net income                     $2,614   $2,256   $1,838   $6,495   $3,875

    Basic income per share          $0.10    $0.09    $0.07    $0.25    $0.15

    Diluted income per share        $0.10    $0.08    $0.07    $0.24    $0.14

    Shares used in computing
     basic income per share        26,109   26,113   26,207   26,118   26,271

    Shares used in computing
     diluted income per share      26,702   26,783   26,984   26,725   27,033

                        Pericom Semiconductor Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                               As of             As of
                                            Mar 31,2007       Jul 1, 2006
                                            (unaudited)           (1)
                          Assets

    Current Assets:

         Cash & cash equivalents                    $8,544           $12,577
         Restricted cash                               302               950
         Short-term investments                     88,989            52,761
         Accounts receivable                        20,604            23,306
         Inventories                                14,047            16,742
         Prepaid expenses and other
          current assets                               700               508
         Deferred income taxes                       3,672             4,709
                  Total current assets             136,858           111,553

    Property and equipment, net                     23,294            24,376
    Investment in unconsolidated
     affiliates                                      9,656             9,056
    Deferred income taxes-non current                4,922             5,043
    Long-term investment in marketable
     securities                                     31,788            56,297
    Goodwill                                         1,348             1,348
    Intangible assets                                2,838             2,976
    Other assets                                     2,077             3,037
                  Total assets                    $212,781          $213,686


                  Liabilities and
                   Shareholders' Equity

    Current liabilities:

         Accounts payable                          $11,571           $10,435
         Accrued liabilities                         7,094             7,243
         Short-term and current portion
          of long-term debt                            694             5,756
                  Total current
                   liabilities                      19,359            23,434

    Long-term debt                                   1,323             3,482
    Deferred tax liabilities                         1,288             1,288
    Other long-term liabilities                          3               402
    Minority interest in consolidated
     subsidiaries                                    1,006               969
                  Total liabilities                 22,979            29,575

    Shareholders' equity:
         Common stock and paid in capital          136,955           138,483
         Retained earnings and other
          comprehensive loss                        52,847            45,628
                  Total shareholders'
                   equity                          189,802           184,111

                  Total liabilities and
                   shareholders' equity           $212,781          $213,686

     (1) The information in this column was derived from the Company's audited consolidated financial statements for the year ended July 1, 2006.